EXHIBIT 99.1

Adept Technology Reports Fourth Quarter Fiscal Year 2011 Results

PLEASANTON, Calif., Aug. 24, 2011 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2011 fourth quarter and year ended June 30, 2011.

Fourth Quarter 2011 Results

Revenues for the fourth quarter of fiscal 2011 were $16.8 million, which compares to $16.5 million for the fourth quarter of fiscal 2010 and $12.8 million for the previous quarter of fiscal 2011. The annual increase in revenues reflects strength in some of the Company's core markets including automotive, industrial, solar and consumer goods, as well as the addition of new revenue from the acquired MobileRobots business. Adept reported a GAAP net loss of $686,000, or $0.08 per share in the fourth quarter of fiscal 2011, which compares to a net loss of $186,000, or $0.02 per diluted share in the fourth quarter of fiscal 2010, and a net loss of $3.3 million, or $0.37 per share in the previous quarter.

Gross margin was 45.3% of revenue in the fourth quarter of fiscal 2011, compared to 41.5% of revenue in the fourth quarter of fiscal 2010 and 44.8% in the previous quarter. The improvement in gross margin is the result of increasing sales into Europe as well as favorable product mix shifts.

Operating expenses in the fourth quarter of fiscal 2011 were $8.8 million, compared to $6.9 million for the same period last year and $8.6 million in the previous quarter. The increase in operating expenses compared to last year was driven almost entirely by the increase in operating expenses due to our recent acquisitions of MobileRobots and InMoTx. Operating loss for the fourth quarter of fiscal 2011 was $1.2 million, which compares to operating loss of $59,000 for the fourth quarter of fiscal 2010 and an operating loss of $2.9 million in the previous quarter.

Adept's adjusted EBITDA was $127,000 in the fourth quarter of fiscal 2011, compared with adjusted EBITDA of $992,000 in the fourth quarter of fiscal 2010 and adjusted EBITDA loss of $1.5 million in the previous quarter. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept ended the year with cash and cash equivalents of $8.6 million at June 30, 2011, compared to $7.3 million at March 26, 2011 and $8.6 million at June 30, 2010.

Fiscal Year 2011 Results

Revenues for the fiscal year ended June 30, 2011 grew 11% to $57.5 million, compared to $51.6 million for fiscal 2010, reflecting strength in the Company's core markets, as indicated above. The Company reported GAAP net loss for the year of $6.8 million, or $0.77 per diluted share, which compares to net loss of $1.4 million, or $0.17 per diluted share in fiscal 2010.

Gross margin was 43.3% of revenue in fiscal 2011, compared with 43.2% in fiscal 2010.

Operating expenses for the year were $31.4 million, up 32% compared to $23.8 million in fiscal 2010. The increase in operating expenses are primarily the result of expenses related to the addition of the MobileRobots and InMoTx entities, restructuring charges of $662,000 related to stock compensation acceleration in connection with the MobileRobots restructuring, and other costs related to personnel changes implemented during the last half of the fiscal year. In addition, Adept reinstated full salaries in fiscal 2010 that were effective for the full year 2011 following its cost-cutting measure undertaken in 2010.

Adept's adjusted EBITDA loss was $1.3 million for fiscal 2011, compared with adjusted EBITDA of $1.7 million in fiscal 2010. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

"Fiscal 2011 was a transformative year for Adept as we executed against our strategy to identify, target and penetrate new and existing growth segments within the robotics industry," said John Dulchinos, president and chief executive officer of Adept. "Our acquisitions of MobileRobots and InMoTx each provide complimentary differentiated products and technologies that we expect to strengthen our competitiveness and substantially expand our target markets to encompass large, growing and predominantly untapped areas where the transition to robotics from traditional handling is accelerating."

"Adept's traditional markets are also presenting opportunities as we continue to see strength among our automotive, industrial and consumer electronics customers, as well as increasing sales to the solar market. While our acquisitions are certainly creating additional growth verticals for us to pursue, we are equally enthusiastic about opportunities to grow organically. Having grown revenues both on an annual basis and sequentially while in the midst of the continuing slowdown of the overall economy, particularly in the disk drive market, we believe the company can continue on its growth trajectory," Dulchinos concluded.

Recent Highlights

  New orders in the fourth quarter were the highest level in 10 years.
  Orders from new and existing Solar OEMs represented $2.5 million for the quarter.
  Adept entered into an agreement to become the exclusive provider of mobile robots to Swisslog Healthcare Solutions for use in hospitals, labs and clinics to transport specimens, lab samples and pharmaceuticals.
  Adept received a major order from Golden Spring within the SmartCard industry to be fulfilled in second quarter.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Lisa Cummins, vice president and chief financial officer, will host an investor conference call today, August 24, 2011 at 5:00 P.M Eastern Time, to review the Company's financial and operating performance for the fiscal 2011 fourth quarter and full fiscal year 2011. The call may also include statements regarding the Company's anticipated operations during fiscal 2012. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 877-941-6012. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call (800) 406-7325 and enter the passcode 4434292#.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Disk Drive/Electronics, and Solar; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present adjusted EBITDA (loss), which we define as earnings (loss) before interest income, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses and stock-based compensation expense, as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it was used as a basis for Adept's incentive compensation program for our management team in fiscal 2011.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss), please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations for revenues and cash flow, opportunities in our core markets and potential new markets and our ability to grow our customer base and revenues through our acquisitions of MobileRobots and InMoTx. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in acquisition activities and other expense-related matters, such as impact of our restructuring actions; the ability to integrate MobileRobots and InMoTx and impact of the acquired companies on the Company's operations, the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply, including suppliers located in Japan; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2010, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	June 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$8,627	$8,618
Accounts receivable, less allowance for doubtful accounts of $698 at June 30, 2011 and $505 at June 30, 2010	10,883	12,694
Inventories	9,547	9,672
Other current assets	416	461
Total current assets	29,473	31,445

Property and equipment, net	1,769	1,695
Goodwill	1,929	148
Intangible assets	2,152	1,170
Other assets	774	534
Total assets	$36,097	$34,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,165	$9,224
Accrued payroll and related expenses	2,214	1,789
Accrued warranty	1,116	1,328
Other accrued liabilities	1,157	1,208
Total current liabilities	12,652	13,549

Long-term liabilities:
Deferred income tax, long-term	1,364	457
Line of credit	3,900	1,000
Other long-term liabilities	397	583
Total liabilities	18,313	15,589

Total stockholders' equity	17,784	19,403
Total liabilities and stockholders' equity	$36,097	$34,992

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Revenues	$16,802	$16,469	$57,505	$51,627
Cost of revenues	9,193	9,634	32,604	29,321
Gross margin	7,609	6,835	24,901	22,306
Operating expenses:
Research, development and engineering	2,673	1,641	8,209	5,648
Selling, general and administrative	5,921	5,253	22,189	18,160
Restructuring charges, including accelerated stock compensation expense	67	—	662	—
Amortization of other intangibles	136	—	349	—
Total operating expenses	8,797	6,894	31,409	23,808

Operating loss	(1,188)	(59)	(6,508)	(1,502)

Interest (expense) income, net	(60)	1	(124)	4
Currency exchange gain (loss)	455	(161)	(188)	64

Loss before income taxes	(793)	(219)	(6,820)	(1,434)
Benefit from income taxes	(107)	(33)	(56)	(6)
Net loss	$(686)	$(186)	$(6,764)	$(1,428)

Basic and diluted net loss per share	$(0.08)	$(0.02)	$(0.77)	$(0.17)

Shares used in computing basic and diluted per share amounts	8,961	8,448	8,792	8,363

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended June 30, 2011	Three Months ended March 26, 2011	Three Months ended June 30, 2010

Net loss	$(686)	$(3,269)	$(186)
Interest expense (income), net	60	39	(1)
Income taxes	(107)	14	(33)
Depreciation	266	265	303
Amortization of intangibles	136	97	—
Stock compensation expense	458	891	219
Merger and acquisition expenses	—	498	690

Adjusted EBITDA (loss)	$127	$(1,465)	$992

	Twelve Months ended June 30, 2011	Twelve Months ended June 30, 2010

Net loss	$(6,764)	$(1,428)
Interest expense (income), net	124	(4)
Income taxes	(56)	(6)
Depreciation	1,063	1,399
Amortization of intangibles	349	—
Stock compensation expense	3,075	1,065
Merger and acquisition expenses	884	690
Adjusted EBITDA (loss)	$(1,325)	$1,716
CONTACT: Lisa Cummins
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com